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                                                                     EXHIBIT 5.1

                                 May 17, 1996


Sigma Designs, Inc.
46501 Landing Parkway
Fremont, CA  94538

RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 17, 1996 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 240,240 shares of your Common Stock (the "Shares"), which are to be issued pursuant to the 1996 Active Design Corporation Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that upon completion of the proceedings to be taken prior to issuance of the Shares pursuant to the Prospectus constituting part of the Registration Statement and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of various states where required, the Shares, when issued and sold in the manner described under the Plan and the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.


                              Very truly yours,


                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ Wilson Sonsini Goodrich & Rosati